As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-185054

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OSHKOSH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-0520270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2307 Oregon Street

P. O. Box 2566

Oshkosh, Wisconsin 54903

(920) 235-9151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bryan J. Blankfield	with a copy to:
Executive Vice President, General Counsel and Secretary	Patrick G. Quick
Oshkosh Corporation	John K. Wilson
2307 Oregon Street	Foley & Lardner LLP
P. O. Box 2566	777 East Wisconsin Avenue
Oshkosh, Wisconsin 54903	Milwaukee, Wisconsin 53202-5306
(920) 235-9151	(414) 271-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Oshkosh Corporation, a Wisconsin corporation incorporated in June 2014 (the “Company” or the “Registrant”), files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (this “Amendment”) as the successor registrant to Oshkosh Corporation, a Wisconsin corporation incorporated in January 1930 and the former publicly-traded parent company of the Company (“Predecessor”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”).  This Amendment pertains to the Company’s adoption of Registration Statement No. 333-185054 (the “Registration Statement”), relating to Predecessor’s offer and sale, from time to time, of the following securities:  (i) shares of Predecessor’s common stock, par value $0.01 per share (the “Predecessor Common Stock”), and the related preferred stock purchase rights (such rights having expired on October 25, 2013); (ii) shares of Predecessor’s preferred stock, par value $0.01 per share (the “Predecessor Preferred Stock”), which may be convertible into shares of Predecessor Common Stock or other securities and may be issued by Predecessor in the form of depositary shares evidenced by depositary receipts (the “Predecessor Depositary Shares”); (iii) senior or subordinated debt securities, which may be convertible into Predecessor Common Stock, Predecessor Preferred Stock or Predecessor Depositary Shares (the “Predecessor Debt Securities”); (iv) warrants to purchase Predecessor Common Stock, Predecessor Preferred Stock, Predecessor Depositary Shares or Predecessor Debt Securities (the “Predecessor Warrants”); and (v) stock purchase contracts and stock purchase units (the “Predecessor Stock Purchase Rights,” and the Predecessor Common Stock, the Predecessor Preferred Stock, the Predecessor Depositary Shares, the Predecessor Debt Securities, the Predecessor Warrants and the Predecessor Stock Purchase Rights collectively, the “Predecessor Securities”).  The Company is adopting the Registration Statement as a result of Predecessor’s completion of a holding company reorganization, whereby the Company became the parent holding company for the combined business and subsidiaries of Predecessor.

The holding company reorganization was completed on June 30, 2014 pursuant to a Plan of Merger, dated such date (the “Plan of Merger”), among the Company, Predecessor and Oshkosh Defense, LLC, a Wisconsin limited liability company (“Oshkosh Defense”).  In accordance with the Plan of Merger, Predecessor merged with and into Oshkosh Defense, with Oshkosh Defense surviving the merger (the “Merger”).  In connection with the Merger, (i) each outstanding share of Predecessor Common Stock was converted into one share of the Company’s common stock, par value $0.01 per share, evidencing the same proportional interests in the Company and having the same designation, rights, powers and preferences, and qualifications, limitations and restrictions as a share of Predecessor Common Stock immediately prior to the Merger, and (ii) the Company adopted organizational documents substantially identical to the organizational documents of Predecessor and assumed certain obligations of Predecessor, in each case, to enable the Company to issue common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units under the same terms and conditions as the Predecessor Securities.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement, including the prospectus originally filed as a part thereof on November 20, 2012, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                                  Other Expenses of Issuance and Distribution.

The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the sale of the securities being registered hereby are currently anticipated to be as follows (all amounts are estimated). All expenses of the offering will be paid by the Company.

Amount
Securities and Exchange Commission registration fee	(1)
Printing expenses	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Miscellaneous (including any applicable listing fees, rating agency fees, trustee and transfer agent’s fees and expenses)	(2)

Total	$

(1)                                 Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

(2)                                 An estimate of the various expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.                                                  Indemnification of Directors and Officers.

Article VII of the Company’s By-Laws requires that it must, to the fullest extent permitted or required by the Wisconsin Business Corporation Law (“WBCL”), including any amendments to the WBCL (but only to the extent an amendment permits or requires us to provide broader indemnification rights than prior to the amendment), indemnify the Company’s directors and officers against any and all liabilities, and pay or reimburse any and all properly documented reasonable expenses, incurred in any proceedings to which any director or officer is a party because he or she is or was a director or officer. The Company must also indemnify an employee who is not a director or officer, to the extent that the employee has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she is or was an employee. The Company may, but is not required to, supplement the rights to indemnification against liabilities and allowance of expenses under this paragraph by the purchase of insurance on behalf of any one or more of the directors, officers or employees, whether or not it would be required or permitted to indemnify or allow expenses to a director, officer or employee.

The indemnification provided by the WBCL and the Company’s By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the indemnification provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the liabilities and expense.

The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law that may extend to, among other things, liability arising under the Securities Act of 1933.

Item 16.                                                  Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index, which is incorporated herein by reference.

Item 17.                                                  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)                                 The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on this 1st day of July, 2014.

OSHKOSH CORPORATION

By:	/s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2014.

Signature	Title

/s/ Charles L. Szews	Chief Executive Officer and Director
Charles L. Szews	(Principal Executive Officer)

/s/ David M. Sagehorn	Executive Vice President and Chief Financial Officer
David M. Sagehorn	(Principal Financial Officer)

/s/ Thomas J. Polnaszek	Senior Vice President, Finance and Controller
Thomas J. Polnaszek	(Principal Accounting Officer)

*	Chairman of the Board
Richard M. Donnelly

*	Director
Peter B. Hamilton

*	Director
Kathleen J. Hempel

*	Director
Leslie F. Kenne

*	Director
Stephen D. Newlin

*	Director
Craig P. Omtvedt

S-1

*	Director
Duncan J. Palmer

*	Director
John S. Shiely

*	Director
Richard G. Sim

*	Director
William S. Wallace

*By	/s/ Charles L. Szews
Charles L. Szews
Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

1	Form of Underwriting Agreement.**

2

Plan of Merger, dated June 30, 2014, among Oshkosh Corporation, Oshkosh Corporation and Oshkosh Defense, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

4.1	Articles of Incorporation of Oshkosh Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

4.2	By-Laws of Oshkosh Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

4.3

Amended and Restated Credit Agreement, dated March 21, 2014, among Oshkosh Corporation, various subsidiaries of Oshkosh Corporation party thereto as borrowers and various lenders and agents party thereto (incorporated by reference to the Exhibit 4.1 to Predecessor’s Current Report on Form 8-K dated March 21, 2014 (File No. 1-31371)).

4.4

Assumption and Amendment Agreement, dated June 30, 2014, among Oshkosh Corporation, Oshkosh Corporation, Oshkosh Defense, LLC and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

4.5

Indenture, dated February 21, 2014, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the Exhibit 4.1 to Predecessor’s Current Report on Form 8-K dated February 21, 2014 (File No. 1-31371)).

4.6

First Supplemental Indenture, dated June 30, 2014, among Oshkosh Corporation, Oshkosh Corporation, Oshkosh Defense, LLC and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

4.7

Indenture, dated March 3, 2010, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Predecessor’s Current Report on Form 8-K dated March 3, 2010 (File No. 1-31371)).

4.8

First Supplemental Indenture, dated September 27, 2010, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Predecessor’s Annual Report on Form 10-K for the year ended September 30, 2010 (File No. 1-31371)).

4.9

Second Supplemental Indenture, dated June 30, 2014, among Oshkosh Corporation, Oshkosh Corporation, Oshkosh Defense, LLC and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated June 30, 2014 (File No. 1-31371)).

Exhibit Number	Document Description

4.10	Form of Senior Indenture.*

4.11	Form of Senior Debt Securities.**

4.12	Form of Subordinated Indenture.*

4.13	Form of Subordinated Debt Securities.**

4.14	Form of Deposit Agreement.**

4.15	Form of Depositary Receipt.**

4.16	Form of Warrant.**

4.17	Form of Warrant Agreement.**

4.18	Form of Stock Purchase Contract.**

5	Opinion of Foley & Lardner LLP (including consent of counsel).

12	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney of Stephen D. Newlin.

24.2	Power of Attorney of Richard M. Donnelly, Peter B. Hamilton, Kathleen J. Hempel, Leslie F. Kenne, Craig P. Omtvedt, Duncan J. Palmer, John S. Shiely, Richard G. Sim and William S. Wallace.***

25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Indenture.****

25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture.****

*                                         Previously filed.

**                                  To be filed by amendment or under subsequent Current Report on Form 8-K.

***                           Previously filed on the signature page to the Registration Statement on Form S-3 (No. 333-185054) filed on November 20, 2012.

****                    To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.